UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2017

Dimension Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37601	46-3942159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

840 Memorial Drive, 4th Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 401-0011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2017, Dimension Therapeutics, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, elected John Hohneker, MD, an executive vice president and head of research and development at FORMA Therapeutics, Inc., to the Board of Directors of the Company (the “Board”), effective January 18, 2017. Dr. Hohneker will serve as a Class I director, to serve until the Company’s annual meeting of stockholders next following December 31, 2018, or until his successor is duly elected and qualified or his earlier resignation or removal.

Dr. Hohneker will be compensated for his service as a non-employee director under the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Policy”). In connection with his election and in accordance with the Policy, the Company granted Dr. Hohneker an option to purchase 38,000 shares of the Company’s common stock pursuant to the Company’s 2015 Stock Option and Incentive Plan. As a non-employee director, Dr. Hohneker is also entitled to receive an annual service retainer of $35,000 and additional annual stock option awards, subject to his continued service on the Board.

The Company also expects to enter into an indemnification agreement with Dr. Hohneker in connection with his appointment to the Board, which is expected to be in substantially the same form as that entered into with the other directors of the Company. There are no arrangements or understandings between Dr. Hohneker and any other persons pursuant to which he was elected as a director, and Dr. Hohneker has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2017	DIMENSION THERAPEUTICS, INC.

	By:	/s/ Jean Franchi
Jean Franchi
Chief Financial Officer